HARLAND AND WOLFF SHIPBUILDING
                   AND HEAVY INDUSTRIES LIMITED

                               and

         GLOBAL MARINE INTERNATIONAL SERVICES CORPORATION


                      SHIPBUILDING CONTRACT

                           relating to

                         Hull No:   1739


                              INDEX


PARTIES
CLAUSE 1           INTERPRETATION
                   Definitions
                   General Interpretation

CLAUSE 2           DESCRIPTION
                   Principal Particulars
                   Yard Number

CLAUSE 3           DESIGN RESPONSIBILITY
                   Owner's Responsibilities
                   Builder's Responsibilities
                   Continuing Liability of Builder
                   Owner's Proprietary Rights

                   Builder's Proprietary Rights

CLAUSE 4           CLASS AND REGULATIONS
                   Classification Society and Class
                   Changes to Classification Requirements

CLAUSE 5           CONSTRUCTION, MATERIALS AND INSPECTION
                   Construction
                   Subcontracting
                   Standard of Construction
                   Use of Substitute Materials
                   Lightship Weight and Center of Gravity
                   Departures from Contemplated Construction
                   Provision of Lightship Weight Updates
                   Preparation of Critical Path Project Schedule and
                   Construction
                   Critical Path Analysis
                   Variation of Contractual Price
                   Right to attend tests and trials
                   Supervision and Inspection by Owner's
                   Authorized Representative
                   Defective Workmanship
                   Resolution of Disputes by Classification Society Provision of Offices and Office Equipment
                   Payment for office facilities
                   Access to Vessel and Builder's Yard
                   Standards applicable to Project Managers
                   Replacement of Authorized Representatives

CLAUSE 6           MODIFICATIONS
                   Change Request by Owner
                   Builder's Acceptance and Confirmation
                   Builder's Proposal
                   Timing of Owner's Response
                   Request for Further Information
                   Change Request by Builder
                   Changes to Regulatory Requirements
                   Authority of Project Managers
                   Owner's Directive
                   Referral to Appeals Board
                   Dispute resolution
                   Classification Society
                   Appeals Board
                   Effect of Disputes
                   Denomination of Project Change Orders and
                   Directives


CLAUSE 7           OWNER FURNISHED EQUIPMENT
                   Delivery
                   Risk
                   Notice of Arrival and Expenses of Delivery
                   Storage
                   Inspection by Builder
                   Owner's Right to Interest

CLAUSE 8           PRICE AND TERMS OF PAYMENT
                   Price
                   Guarantees
                   Installment Schedule
                   Notice of Installments Falling Due
                   Submission of Stage Certificates and Invoices
                   Payment of increases in the Contract Price
                   Terms of Payment
                   Set off of Liquidated Damages
                   Failure to Take Delivery

CLAUSE 9           PROPERTY AND JURISDICTION
                   Vesting of Property, Allocation of Risk and
                   Builder's Lien
                   Labeling of the Vessel
                   OFE
                   Appropriation of Vessel parts
                   Assembly other than at Builder's Yard

CLAUSE 10          INSURANCE
                   Owner to Insure
                   Builder to Insure
                   Payment of deductible
                   Insurance Recoveries
                   Total Loss of Vessel
                   Partial Loss of Vessel
                   Other insurances to be effected
                   Provision of copies of insurances effected
                   Risk of Vessel

CLAUSE 11          TRIALS AND PERFORMANCE
                   Arrangements for Trials
                   Notice of Sea Trials
                   Failure of Owner's Representative to attend
                   Unfavourable Weather Conditions
                   Fuel Consumption
                   Vessel not Complying with Specifications
                   Punch List of Defects

CLAUSE 12          DELIVERY
                   Time and Place
                   Valid Tender of Delivery
                   Removal of Vessel
                   Builder's Bonus and Liquidated Damages
                   Incomplete Work

CLAUSE 13          FORCE MAJEURE
                   Force Majeure Delays
                   Notice of Delays
                   Revised Contract Delivery Date
                   Owner's Rights

CLAUSE 14          DEFAULT OF THE OWNER
                   Events of Default
                   Builder's right to Cancel
                   Remedies following cancellation
                   Claims against Owner
                   Exercise of such rights

CLAUSE 15          DEFAULT OF THE BUILDER
                   Events of Default
                   Owner's Right to Cancel or take possession
                   Parent Company Guarantee and Letter of Credit
                   Vesting of Title
                   Sub-Contract Right
                   OFE
                   Set Off
                   Termination Without Cause

CLAUSE 16          GUARANTEE
                   Builder's Guarantee
                   Notice of Guarantee Claims
                   Inspection by Builder
                   Transportation of Builder
                   Remedies
                   Guarantees from Subcontractors
                   Holding of Sub-Contract Rights
                   Exclusion of Implied Guarantees
                   Builder's Warranty that Works Free from
                   Encumbrances
                   Exceptions and Limitations
                   Guarantee Engineer
                   Limitation of Guarantees

CLAUSE 17          INDEMNITIES FOR INFORMATION SUPPLIED
                   Builder's Indemnity
                   Owner's Indemnity

CLAUSE 18          TAXES AND DUTIES
                   For account of Builder
                   For account of Owners
                   Other Taxes

CLAUSE 19          HEALTH AND SAFETY ENVIRONMENT AND EMPLOYMENT
                   Precedence of Local Legislation
                   Compliance with Applicable Government Regulations
                   Sub-Contractors

CLAUSE 20          LAW AND ARBITRATION

CLAUSE 21          ASSIGNMENT

CLAUSE 22          NOTICES AND COMMUNICATIONS

CLAUSE 23          WAIVER

CLAUSE 24          ENTIRE CONTRACT AND AMENDMENTS

CLAUSE 25          LIABILITY AND INDEMNIFICATION
                   Definitions
                   Builder's Responsibilities
                   Owner's Responsibilities
                   Consequential Damages
                   Limit of Indemnities
                   Allocation of risk
                   Extension of Indemnities
                   Range of liabilities

CLAUSE 26          BENEFIT OF INDEMNITIES
                   Extended to Owner Group
                   Extended to Builder Group
                   Agencies for Giving and Receiving Indemnities

EXECUTION
                   FIRST SCHEDULE - STAGE CERTIFICATE

                   SECOND SCHEDULE - FINAL STAGE CERTIFICATE

                   THIRD SCHEDULE - LETTER OF CREDIT

                   FOURTH SCHEDULE - PARENT COMPANY GUARANTEE

                   FIFTH SCHEDULE - BUILDER'S PROPOSAL

                   SIXTH SCHEDULE - CHANGE ORDER REQUEST

                   SEVENTH SCHEDULE - PROJECT CHANGE ORDER

                   EIGHTH SCHEDULE - OWNER FURNISHED EQUIPMENT

                   NINTH SCHEDULE - SPECIFICATIONS

                   TENTH SCHEDULE - SUBCONTRACTORS LIST

                   ELEVENTH SCHEDULE - MAKER'S LIST

                   TWELFTH SCHEDULE - ADJUSTMENTS OF CONTRACT PRICE BETWEEN ACTUAL AND ESTIMATED STEEL WEIGHTS

                   THIRTEENTH SCHEDULE -BUILDER'S RATES FOR
                   PROVISION OF OFFICE FACILITIES

                   FOURTEENTH SCHEDULE - HEALTH AND SAFETY PROVISIONS

                   FIFTEENTH SCHEDULE - "PHASE 2 BASIC DESIGN
                   PACKAGE"

                   SIXTEENTH SCHEDULE - INSURANCE


THIS CONTRACT is made the 27th day of February, One Thousand, Nine Hundred and Ninety Eight between:

(1) HARLAND AND WOLFF SHIPBUILDING AND HEAVY INDUSTRIES LIMITED, a company organized and existing under the laws of Northern Ireland and having its principal office at Queen's Island, Belfast, Northern Ireland BT3 9DU (hereinafter called the "Builder"); and

(2) GLOBAL MARINE INTERNATIONAL SERVICES CORPORATION, a Bahamian company and having its principal office at c/o McKinney, Bancroft & Hughes, Mareva House, 4 George Street, P.O. Box
     N. 3937, Nassau, Bahamas, (hereinafter called the "Owner").

     WHEREBY IT IS AGREED that the Builder will construct, complete and deliver to the Owner the Vessel described herein and the Owner shall duly pay the Builder therefor all in accordance with the following Clauses of this Contract:

CLAUSE 1 - INTERPRETATION

  1.1 In this Contract

     1.1.1 "Authorized Representative(s)" shall mean any person who has been advised in writing by the Owner Project Manager to the Builder or (as the case may be) by the Builder Project Manager to the Owner as having authority to act for the Owner or (as the case may be) the Builder, and the extent of such authority shall be defined in such advice;

     1.1.2 "Appeals Board" shall mean a board comprised in accordance with Clause 6.10;

      1.1.3 NOT USED

     1.1.4 "Builder Project Manager" shall mean the person appointed by Builder, and Notified in writing to the Owner as having authority to act on behalf of Builder, in the discharge of Builder's obligations hereunder. The authority of Builder Project Manager includes, but is not limited to, the authority to sign Project Change Orders pursuant to Clause 6. Builder Project Manager may appoint Authorized Representatives to act on behalf of Builder, and shall Notify Owner in writing of such appointment, defining in such Notice the extent of the authority of each Authorized Representative;

     1.1.5 "Builder's Proposal" shall mean a document in the form set out at Schedule Five hereto;

     1.1.6 Builder's Quarterly Invoices" shall mean invoices, other than invoices for installment payments of the Contract Price referred to in Clause 8, submitted by the Builder to the Owner on a quarterly basis and in accordance with the provisions of Clause 8 which shall include, but not be limited to, facilities charges for telephone and other services and charges as more specifically described in Clauses 5.15, 5.16 and 8.10.

     1.1.7 "Builders Yard" shall mean the premises of the Builder at Queen's Island, Belfast, Northern
               Ireland;

     1.1.8 "Change Order Request" shall mean a request in the form set out at Schedule Six hereto;

     1.1.9     "Classification Society" shall mean  the American
               Bureau of Shipping (also referred to as "ABS");

     1.1.10 "Constructability" shall mean, in the context of the Builder's obligations under Clause 3.2(a), that the Vessel is physically capable of being built on the basis of the Phase 2 Basic Design Package. However, confirmation by the Builder of such constructability shall not of itself give rise to any different obligation of the Builder under this Contract in relation to the performance characteristics of the Vessel than that which would otherwise have applied as part of the Works;

     1.1.11    "Contract Delivery Date" shall mean 10th October
               One Thousand Nine Hundred and Ninety-Nine as from time to time extended pursuant to this Contract by Permissible Delay;

     1.1.12 "Contract Price" shall mean the price stipulated in Clause 8.1 as amended by the provisions of this Contract or any Amendment thereof;

     1.1.13 "Delivery" and "Delivery Date" shall mean the date upon which the Vessel is delivered to and accepted by the Owner in accordance with the provisions of Clause 12.2;

     1.1.14    "Force Majeure" shall mean any of the
               circumstances specified in Clause 13.1;

     1.1.15 "Guarantee Period" shall mean the period referred to in Clause 16.1;

     1.1.16 "Letter of Credit" shall mean a letter of credit in the maximum amount of United States Dollars Thirty Million (US$30,000,000) substantially in the form set out at Schedule Three executed by a first class Bank acceptable in all respects to the Owner;

     1.1.17 "Makers List" shall mean the list attached at Schedule Eleven hereto;

     1.1.18 "Notice" shall mean formal notice as further provided in Clause 22;

     1.1.19 "Owner Furnished Equipment" or "OFE" shall mean any item of equipment outfit and/or stores for the Vessel on the list attached at Schedule Eight hereto and as may otherwise be provided for in the Specifications;

     1.1.20 "Owner Subcontractor" or "Owner Supplier" shall mean any person under contract to the Owner in connection with the performance of any of the obligations of Owner hereunder;

     1.1.21 "Owner Project Manager" shall mean the person appointed by Owner, and Notified in writing to the Builder as having authority to act on behalf of Owner, in the discharge of Owner's obligations hereunder. The authority of Owner Project Manager includes, but is not limited to, the authority to sign Project Change Orders pursuant to Clause 6. Owner Project Manager may appoint Authorized Representatives to act on behalf of Owner, and shall notify Builder in writing of such appointment, defining in such Notice the extent of the authority of each Authorized Representative;

     1.1.22 "Parent Company Guarantee" shall be a guarantee in the form set out at Schedule Four hereto and executed by the Parent Company Guarantor;

     1.1.23    "Parent Company Guarantor" shall mean Harland and
               Wolff Holdings plc, a company having its registered office at Queen's Island, Belfast, BT3
               9DU;

     1.1.24 "Permissible Delay" shall mean a delay in the Delivery of the Vessel on account of causes which under the terms of this Contract permit postponement of the Contract Delivery Date which delay shall be documented by a Project Change Order countersigned by Owner;

     1.1.25 "Port of entry Northern Ireland" shall mean the point at which the OFE arrives on the territory of Northern Ireland whether by air or freight;

     1.1.26 "Project Change Order" shall mean a document in the form set out at the Seventh Schedule hereto;

     1.1.27 "Regulatory Bodies" shall mean the authorities, imposing rules and regulations with which the construction and outfit of the Vessel must comply in accordance with the Specifications;

     1.1.28 "Specifications" shall mean the specifications, plans and drawings signed by the Builder and the Owner and attached at the Ninth Schedule hereto and identified as forming an integral part of this Contract or such revised or supplemental specifications, plans or drawings as may subsequently be agreed between the Owner and the Builder and signed by the Builder Project Manager and the Owner Project Manager, in accordance with Clause 6 and "Specified" shall mean stipulated in the Specifications;

     1.1.29 "Subcontract(s)" shall mean any contract entered into by Builder for the construction or manufacture of any materials, machinery, services or equipment for the Works;

     1.1.30 "Subcontractor(s)" shall mean any person under contract to the Builder for the construction, or manufacture of any materials, machinery, services or equipment for the Works;

     1.1.31 "Subcontractor's List" shall mean the List attached at the Tenth Schedule hereto;

     1.1.32 "Supplier" shall mean any person under contract to the Builder for the supply of any materials, machinery, services or equipment for the Works;

     1.1.33 "Valid Tender of Delivery" shall mean a tender of the Vessel for Delivery in accordance with Clause
               12.2;

     1.1.34 "Vessel" means the vessel bearing Hull No.1739 which is the subject of this Contract and generally as described in Clause 2 with all the machinery, outfit, materials and equipment appurtenant thereto.

     1.1.35 "Work" or "Works" means the works and services (which expressions shall include the supply of materials and equipment) to be performed by the Builder or, to the extent permitted by Clause 5.2, by its Subcontractors or Suppliers under this Contract.

1.2 The order of precedence for the documents forming this Contract shall be:

     1.2.1 in case of any inconsistency between any provision of this Contract and the Specifications, this Contract shall prevail; and

     1.2.2 in case of any inconsistency between the Specifications and a plan or drawing, the Specifications shall prevail; and

     1.2.3 in case of any inconsistency between one plan or drawing and another plan or drawing, the later in date shall prevail;

1.3  Any reference to a Clause is to a Clause of this Contract.

1.4 The Index and Clause headings appearing in this Contract are inserted for convenience of reference only and shall not affect the construction of this Contract.


CLAUSE 2 - DESCRIPTION

  2.1 The Builder shall construct and deliver to the Owner a completely outfitted and equipped Drill-ship (being, subject to Clause 3, of the Owner's design) which is capable of operating as a dynamically positioned drilling unit in water depths up to 12,000 feet and as otherwise provided for herein and in the Specifications, including supplying and installing all materials, labor, machinery, equipment, furnishings, fittings, as specified in the Specifications save and except to the extent of Owner Furnished Equipment. In the case of Owner Furnished Equipment, the Builder shall install same and provide the necessary foundations, wiring, piping and successfully- tested and commissioned interface connections to ensure the Owner Furnished Equipment functions as complete operational systems. Upon Delivery, the Vessel and all its parts and appurtenances shall be complete as specified hereinafter.

  2.2 The Vessel shall have the Hull No.1739 and this number shall be placed on the Vessel, her materials and outfit during construction.


CLAUSE 3 - DESIGN

  3.1 The Owner shall be responsible, at no cost to the Builder, for:

     (a) the preparation of the drawings and plans for the Vessel which drawings and plans are called the "Phase 2
          Basic Design Package", a list of which is at Schedule
          Fifteen hereto;

     (b) obtaining the approval of the Classification Society and the Regulatory Bodies to the Phase 2 Basic Design
          Package; and

     (c) furnishing the Builder, in a timely manner, with the Phase 2 Basic Design Package, and any modifications thereto as a result of obtaining the approvals described in (b) above.

The Builder acknowledges that, at the date of this Contract, it is in receipt of the Phase 2 Basic Design Package together with evidence of the status of approvals of the Classification
Society.

  3.2 The Builder, as part of the Works and at no additional cost to the Owner, shall be responsible for:

     (a) confirming the Constructability of the Phase 2 Basic Design Package, as provided to it by the Owner, to ensure that it provides an appropriate basis to perform the Works hereunder, and, in particular, that the construction and completion of the Vessel is in accordance with this Contract and the Specifications. Builder shall, immediately on discovery of any such inconsistencies, advise the Owner Project Manager in writing of any inconsistencies in the Phase 2 Basic Design Package relative to the Constructability of the Vessel; and

     (b) the preparation of Builder's construction plans and drawings (the "Builder's Working Drawings") based upon the Phase 2 Basic Design Package. Such plans and drawings shall, if required, be submitted to the Owner and the Classification Society for approval in accordance with the provisions of this Contract and the Specifications; and

     (c) the performance of the Works on the basis of such plans and drawings as from time to time are approved by the Classification Society and the Owner under paragraph
          (b) above; and

     (d) using all reasonable endeavors to discover any inaccuracies in plans, drawings, and data provided by the Owner, or provided by a third party acting on behalf of the Owner, for the purposes of the Works.

  3.3 Builder shall be and remain liable hereunder for:

     (a) any defect or deficiency in the preparation of the Builder's Working Drawings, whether or not the same have been approved by the Owner or the Classification Society, save to the extent that such defect or deficiency is caused by inaccuracies in plans, drawings and/or data supplied by Owner, unless the Builder shall have failed to use all reasonable endeavours to discover detectable inaccuracies in such plans, drawings or data; and

     (b) any design work undertaken by Builder in connection with a Project Change Order.

  3.4 The design of the Vessel and all plans and drawings relating to the Vessel and all intellectual property rights in the same (such design, plans and drawings and all intellectual property rights in the same being herein called the "Owner I.P.R.") shall at all times be and remain the sole and exclusive property of the Owner who reserves all proprietary rights in and to the same.
The Builder will not obtain any rights of ownership or other proprietary rights in connection therewith or any part thereof and will not act in any way to indicate to any third party that he has any right in or to.

     The Builder shall only be entitled to use the Owner I.P.R.
for the sole purpose of (and for no other purpose than) performing the Works.

  3.5 Notwithstanding anything to the contrary in Clause 3.4 above, the Builder shall retain ownership of all Builder's Working Drawings and all ownership and intellectual property rights thereto, except for those which have been developed directly from drawings, plans or other information supplied by Owner, Owner Subcontractor, Owner Supplier, or the Phase 2 Basic Design Package. For the avoidance of doubt, Owner shall own all Builder's Working Drawings and all ownership and intellectual property rights thereto, inclusive of those approved by the Classification Society, which have been developed directly from drawings, plans or other information supplied by the Owner, Owner Subcontractor, Owner Supplier or the Phase 2 Basic Design Package. With respect to all Builder's Working Drawings, regardless of ownership, the Builder shall:

     (a) make copies thereof available to the Owner or Classification Society (and Owner shall be entitled to make the same available to Owner Subcontractor or Owner Supplier or any third party for the purposes described in this Clause) in the course of performance of the Works or, at the request of the Owner, to assist the Owner, or any third party, in the operation, repair or maintenance of the Vessel after delivery; and

     (b) not design or build any drillship or similar vessel to the Vessel on the basis of "Owner IPR"; and

     (c) not disclose Owner IPR nor Builder's Working Drawings to third parties whether to enable them to effect such design of any drillship or vessel similar to the Vessel or otherwise.


CLAUSE 4 - CLASS AND REGULATIONS

  4.1 The Vessel shall be built to  ABS rules and under their
survey to Class    A1-E Mobile Offshore Drilling Unit - DPS-3
AMS, ACCU, R2S and to the specified rules and regulations of the Regulatory Bodies, including any alterations and modifications thereto published as at the date of signature of this Contract and including rules or regulations announced but not in effect on the date of signature of this Contract provided that they are scheduled to come into effect prior to the Contract Delivery Date, so as to enable the Vessel to be registered under the Panamanian Flag. All fees and charges incidental to classification and to compliance with the specified rules and regulations of Regulatory Bodies and the requirements of this Contract payable in connection with the construction of the Vessel shall be for the account of the Builder, except for fees, charges and expenses of the Classification Society incidental to the approval of the Phase 2 Basic Design Package and registration of the Vessel which shall be for account of the Owner.

  4.2 If, after the date of signature of this Contract, any requirements of the Classification Society or of the Regulatory Bodies, with which the construction of the Vessel is required to conform including requirements announced prior to the date of signature of this Contract and scheduled to come into effect prior to the Contract Delivery Date, are altered or changed by the Classification Society or Regulatory Bodies and the parties are unable to obtain a dispensation therefrom or waiver of compliance therewith, the Builder shall comply with any such alterations or changes (if any) in the construction of the Vessel occasioned thereby, and any modifications or alterations to the Contract Price and/or Contract Delivery Date, arising out of the changes in the rules or regulations shall be determined in accordance with Clause 6.



CLAUSE 5 - CONSTRUCTION, MATERIALS AND INSPECTION

  5.1 The Builder shall commence performance of the Works and shall proceed with the same with all due diligence, so as to achieve the completion of the Works and Delivery of the Vessel in accordance with this Contract and the Specifications and the Contract Delivery Date.

  5.2 The Builder may sub-contract any portion of the Work of the Vessel to any of the Subcontractors or Suppliers respectively specified and/or listed in the Subcontractor's List or Maker's List attached at schedules Ten and Eleven respectively, but shall not otherwise be entitled to sub-contract such Work without the Owner's consent which shall not be unreasonably withheld.

  5.3 Subject to all the terms of this Contract, the Vessel, her machinery, outfit, equipment, materials and workmanship shall be in accordance with this Contract and the Specifications and shall otherwise be in conformity with first class commercial shipbuilding practice, as applicable in Western Europe.

  5.4 If any specified materials are not available when required for incorporation in the Vessel, the Builder shall be at liberty to use other suitable materials in substitution therefor subject to the approval of the Owner which approval shall not be unreasonably withheld and (where applicable) to the approval of the Classification Society and other Regulatory Bodies. If such approvals are forthcoming, any consequent modification or change shall be dealt with in accordance with the provisions of Clause 6.

  5.5 Within thirty (30) days of the signature of this Contract, Owner shall supply to Builder all available estimates of weight and center of gravity of OFE items. Further, Owner shall, upon its receipt, supply Builder with certified vendor drawings for OFE as soon as is practically possible. Within sixty (60) days of the signature of this Contract, Builder shall derive an estimate of steel weight and the center of gravity of the Vessel from the Phase 2 Basic Design Package. Within one hundred and twenty (120) days of the signature of this Contract, Builder shall submit to the Owner for approval a complete estimate of the estimated weight and center of gravity of the Vessel. Agreement shall be reached as quickly as possible between Builder and Owner as to the baseline lightship weight and center of gravity (herein referred to as "Baseline Lightship Weight" and "Center of Gravity"). Any changes in the weight and/or center of gravity as a result of changes in OFE, shall be dealt with under the change order procedure in accordance with Clause 6.

  5.6 Departures from the construction contemplated in the above agreement which affect the Baseline Lightship Weight and Center of Gravity shall not be undertaken until Builder has submitted to the Owner his estimate of the effect on the lightship weight and center of gravity of the Vessel and obtained written approval of Owner to proceed with the departure. Individual departures from any agreed weight group of 227KG (500lb) or less shall not require written approval.

  5.7 The Builder shall continuously update the lightship weight as working drawings are produced and approved and the weight of the equipment becomes available. After the date of the agreement of the Baseline Lightship Weight and Center of Gravity of the Vessel, as provided for in Clause 5.5 above, Builder shall submit to Owner a monthly report which details:

     (i) an update of the comprehensive lightship weight and center of gravity of the Vessel; and

     (ii) a tabulation of all departures from the Baseline
          Lightship Weight and Center of Gravity of the Vessel which details their respective cumulative effects thereto.

  5.8 The Builder shall prepare a Primavera level 3 critical path project schedule within thirty (30) days of signature of this Contract for submission to Owner, and shall give information to and cooperate with the Owner Project Manager and the Owner in this respect in order that all parties are thoroughly familiar with the progress made and to be made in order that the Vessel may be completed by the Contract Delivery Date. The scheduled delivery dates and all delivery requirements of items of equipment which can affect the critical path project schedule shall be clearly identified in such critical path project schedule. The project schedule shall include a critical path analysis and be updated monthly and submitted to Owner in conjunction with the monthly report referred to in Clause 5.7 above.

  5.9 To the extent that the actual steel weight of the completed Vessel, as defined in Schedule Twelve hereto, differs from the estimated steel weights set out at Schedule Twelve hereto the Contract Price shall be adjusted in accordance with the rates set out in that Schedule.

 5.10 During construction of the Vessel the Builder will permit
Owner's Authorized Representatives to attend tests and trials which shall be advised in writing to Owner Project Manager as follows:

     (i) in the case of a test or trial where a representative of Owner Supplier must be present, Builder shall give thirty (30) days provisional advisement, and seven (7) days definite advisement of such trial; and

     (ii) in the case of a test or trial for which a formal procedure with acceptance/rejection criteria is applicable, Builder shall give seventy-two (72) hours advisement of such trial;

     (iii)in the case of a day to day inspection, Builder shall give reasonable notice and shall use its best endeavours to give such advisement at least the day before such test or trial.

Such examination and inspection shall in no way diminish, affect or impair the obligations, guarantees or undertakings of the Builder in relation to the due and proper execution of the Work or the materials employed or guarantees hereinafter mentioned. The failure of an Owner's Authorized Representative to attend any test or trial, after receipt of reasonable notice as above, shall be deemed a waiver of Owner's right to attend same, however Builder shall furnish to Owner the results of such tests and trials as soon as practicable thereafter.

 5.11 The Builder will also permit Owner's Authorized
Representatives to have access during all working hours to the facilities of the Builder and its Subcontractors where the Works are being carried out.

5.12 If during construction and prior to dock and sea trials the Owner, its Project Manager or Authorized Representatives becomes aware of any defect or omission in the Vessel or its machinery arising out of the Works they shall as soon as practicable specify the same in writing to the Builder Project Manager and

     (i) if the Builder agrees the alleged defect or omission or if under Clause 6.9 the Classification Society so decides, the Builder shall at its own cost rectify any such defect or omission; and

     (ii) in any event Owner shall have the right to issue a directive instructing Builder to rectify the defect or omission. Builder shall comply with such directive but such compliance shall not prejudice either Party's rights under Clause 5.13.

 5.13 Any dispute which may arise between Owner and Builder during the construction of the Vessel in relation to the workmanship, materials or conformity with the Specifications shall be resolved in accordance with Clauses 6.9 and 6.10 or if not so resolved, may be referred to arbitration in accordance with Clause 20.

 5.14 The Builder shall provide, without cost to Owner, the following:

     (i) a single office facility at the Builder's Yard, for fifteen (15) people to enable the Owner Project Manager and Owner's Authorized Representatives to carry out their duties. Such facility will comprise suitable office fittings including drawing tables, stools, desks, chairs, filing cabinets, toilets, lighting, heating, hot and cold running water, cleaning, the installation of telephone (comprising four (4) outside lines and three (3) internal lines) and fax services all free of charge to the Owner; and

     (ii) Builder shall also supply a heated portable office on or near the Vessel, with one (1) shipyard phone, one
          (1) desk and four (4) chairs; and

     (iii)all facilities for a further fifteen (15) people including offices, heating and light, telephones, drawing tables, stools, desks, chairs, filing cabinets, toilets, hot and cold running water facilities, as may be required for the Owner's operations personnel. Such facilities for Owner's operations personnel shall be provided six (6) months prior to the Contract Delivery Date.

 5.15 Telephone rental and unit charges and the installation and use of any additional communication services or any other additional accommodation or services or equipment as may be provided by the Builder at the Owner's request shall be paid for by the Owner against the Builder's Quarterly Invoices. Builder shall invoice Owner at its cost without uplift or premium for the charges mentioned above.

 5.16 The Builder shall permit Owner's operations personnel, Owner Subcontractors and Owner Suppliers, all necessary and appropriate access to the Vessel for outfitting and rig up purposes. Owner Project Manager and Builder Project Manager shall liaise and shall co-operate with each other to minimize any disruption. Owner's operations personnel, Owner Subcontractors and Owner Suppliers shall be permitted ready access to the Builder's Yard to enable them to carry out and complete their work to ensure that the Vessel is fully operational at Delivery. The Builder shall provide the necessary facilities and support, which shall be paid by Owner against Builder's Quarterly Invoices in accordance with the schedule of rates, attached at Schedule Thirteen hereto.

 5.17 The Owner undertakes that its Project Manager and Authorized Representatives shall carry out their duties hereunder in accordance with first class commercial shipbuilding practice as applicable in Western Europe and in such a way as to avoid any unnecessary increase in building cost or delay in the Builder's construction programme.

 5.18 Either party shall have the right by written Notice to request the other to replace its Project Manager or any of its Authorized Representatives if they are reasonably deemed by the objecting party to be unsuitable or unsatisfactory for the proper progress of the Vessel's construction. If the party in receipt of such Notice shall agree, the replacement of such Project Manager or Authorized Representative shall take place as soon as reasonably practicable.


CLAUSE 6 - MODIFICATIONS AND CHANGE ORDERS

  6.1 Owner may, at any time prior to Delivery of the Vessel, issue a Change Order Request in writing to the Builder, instructing the Builder to modify or change the Specifications.

  6.2 If the Builder considers such modification or change can be carried out without alteration to the Contract Price or Contract Delivery Date, the Builder shall, within five (5) days confirm this in writing to the Owner and proceed with such modification or change.

  6.3 If the Builder considers such modification or change cannot be carried out without alteration to the Contract Price or Contract Delivery Date, the Builder shall within five (5) days or where the extent of the modification or change requires a longer period, such longer period as the parties shall agree, submit to the Owner in writing a Builder's Proposal which shall detail:

     (i)  the amount of any increase or decrease to the Contract
          Price, representing the reasonable cost or saving for the relevant modification or change; and

     (ii) the extent of any reasonable extension or advancement in the Contract Delivery Date of the Vessel occasioned by such change or modification;

     (iii)any other impact on the Specifications (including without limitation, the Baseline Light ShipWeight or Center of Gravity of the Vessel).

  6.4 Within five (5) days, or where the extent of the modification or change justifies a different period, and in particular where the Builder deems the item or component to be modified or changed to be critical to the timely construction of the Vessel, such other period as the parties shall agree, of receipt of a Builder Proposal, Owner shall advise Builder in writing of its acceptance or rejection of the Builder's Proposal. If the Builder's Proposal is accepted, the Owner shall countersign a Project Change Order submitted by Builder.

  6.5 Owner shall have, in the event that it does not accept the Builder's Proposal, the right to request such further information or documentation to substantiate the Builder's Proposal, which Builder shall promptly supply. Any dispute which may arise between Owner and Builder during the construction of the vessel in relation to any modification or change to the Specification, Contract Price or Contract Delivery Date shall be resolved in accordance with Clauses 6.9 and 6.10, or if not so resolved may be referred to arbitration in accordance with Clause 20.

  6.6 In the event that the Builder wishes to propose a modification or change to the Specifications, the Builder shall advise Owner Project Manager in writing of the suggested modification or change, and shall submit a Builder's Proposal complying in all respects with Clause 6.3 above. The Owner shall have the right to reject or accept the suggested modification or change in its discretion. In the event of an acceptance, the Owner shall countersign the Project Change Order submitted by the Builder.

  6.7 Paragraphs 6.2, 6.3 and 6.4 shall apply mutatis mutandis, in the event that, following the signature of this Contract, any alterations or modifications are made to the laws, rules, regulations and enactments (including any rules or regulation or alterations or modifications thereto announced but not in effect on the date of signature of this Contract and provided they are scheduled to come into effect prior to the Contract Delivery
Date), to which the construction of the Vessel is required to conform, save that each party on becoming aware of such modification, deletion or addition shall forthwith advise the other in writing.

  6.8 The Builder Project Manager and the Owner Project Manager, respectively, shall have authority to bind the Builder and Owner, respectively, in relation to this Clause.

  6.9 During the performance of the Works, and prior to the Delivery of the Vessel, if the value of any dispute in respect of any matter referred to in Clause 5.12, 5.13, 6.5 or 13.3 is not more than United States Dollars fifty thousand (US$50,000) (or equivalent), it shall be referred to the Senior Representative of the Classification Society on site, acting as an expert and not as an arbitrator, whose decision shall be final and binding on the parties. If the value of the dispute exceeds United States Dollars fifty thousand (US$50,000) (or equivalent), the parties may by mutual agreement refer the dispute to the Senior Representative of the Classification Society on site acting as an expert and not as an arbitrator whose decision, in the event of such referral, shall be final and binding on the parties.

With respect to any dispute of any matter referred to in Clause
6.5 only which is not more than United States Dollars fifty thousand (US$50,000) (or equivalent) if the dispute mechanism outlined hereinabove should be deemed unsatisfactory by either Party, the Parties will endeavour to establish a mutually-agreed dispute resolution mechanism for such disputes. Failing the establishment of the Parties of a mutually-agreed dispute resolution mechanism for such Clause 6.5 disputes, any and all such disputes may be referred by either Party to arbitration in accordance with the terms and conditions of Clause 20 hereof.

 6.10 Owner and Builder shall use all reasonable efforts to agree the necessary alteration to the Contract Delivery Date, Contract Price or Specifications arising as a consequence of the proposed modification or change but, if no agreement can be reached, either party may refer the dispute to an Appeals Board. Such Appeals Board shall consist of one representative of each party who is not part of the day to day activities involved in the performance of the Works. If the Appeal's Board is unable to reach an agreed decision either party shall be entitled to initiate arbitration procedures under Clause 20.

 6.11 Notwithstanding that Builder Proposal has not been issued or that a Project Change Order has not been countersigned by Owner in relation thereto, Owner shall at any time have the right to issue a directive instructing Builder to proceed with the change to the Specifications in question. Builder shall comply with such directive, but such compliance shall not prejudice either party's rights to refer the dispute to the Senior Representative of the Classification Society on site in accordance with Clause 6.9, or to the Appeals Board as set forth in Clause 6.10 or to initiate arbitration proceedings as set forth in Clause 20 hereunder.

 6.12 All Project Change Orders and/or the value for any directive issued by Owner hereunder this Clause 6 shall be denominated in US Dollars. The US Dollar figure shall be based on the official exchange rate for British Pounds Sterling in effect at the time the Project Change Order is signed by both Parties or the Owner directive is issued.


CLAUSE 7 - OWNER FURNISHED EQUIPMENT

  7.1 Owner shall deliver to Builder's Yard all items of Owner Furnished Equipment in accordance with the delivery date for such item specified in the initial Primavera critical path project schedule (as amended from time to time by Permissible Delay), (the "OFE Scheduled Delivery Date").

  7.2 All items of Owner Furnished Equipment shall be at Builder's risk from arrival at the dock or gates of the Builder's Yard.

  7.3 NOT USED

  7.4 From time of arrival at Builder's Yard, the Builder shall, at its own cost, transport and store all items of Owner Furnished Equipment in secure and appropriate storage in accordance with Owner Supplier's manual and instructions (and/or Owner's instructions) in the minimum number of separate warehouse(s) or area(s) practicable, taking care that the same shall not be damaged, and shall clearly mark all items of Owner Furnished Equipment as such and as the property of the Owner.

  7.5 On arrival of each item of Owner Furnished Equipment at the Builder's Yard, the Builder shall inspect the same to ensure that the items contain no obvious defects or signs of damage, and shall measure and review the same to ensure that they are in accordance with the relevant Owner Supplier's specified dimensions and interfaces. Builder shall promptly advise Owner Project Manager in writing of any items which are damaged or do not appear to be in accordance with such specified dimensions or interfaces.

  7.6 Provided that Owner has delivered the item of Owner Furnished Equipment on or before the OFE Scheduled Delivery Date, where the value of such an item exceeds United States Dollars five hundred thousand (US$ 500,000) and unless so instructed by Owner, where such item is not installed within sixty (60) days following the Scheduled Delivery Date, Builder shall pay to Owner interest at the rate of one half per cent (0.5%) of the price of such item pro rata per month calculated daily from and including the sixty-first (61st) day and paid monthly. Owner shall be entitled to set off all sums due to it pursuant to this Clause against the installment of the Contract Price payable pursuant to Clause 8.3.5.

CLAUSE 8 - PRICE AND TERMS OF PAYMENT

  8.1 The total cost for Drillship No 1739 shall be United States
Dollars Two Hundred and Sixty Seven Million, Seven Hundred and
Ninety Four Thousand, Two Hundred Thirty Four (US$267,794,234) comprised as follows:

     A United States Dollars One Hundred and Sixty One Million, Five Hundred Eighty Five Thousand, Two Hundred Thirty Four (US$161,585,234) (the "Contract Price") for detail design, procurement (exclusive of OFE, see below), construction, installation of all equipment, commissioning and setting to work of the total drillship, all according to this Contract.

     B    United States Dollars One Hundred Six Million, Two
          Hundred Nine Thousand (US$106,209,000) for OFE. Unless otherwise mutually agreed the Owner shall be responsible for all payments due in respect of OFE to Owner Suppliers and Owner Subcontractors.

  8.2 Builder shall provide the Parent Company Guarantee and the Letter of Credit (attached in the forms of the Third and Fourth
Schedules, respectively) to Owner at the date of signature of this Contract.


  8.3 Provided that Owner has received the Parent Company
Guarantee and Letter of Credit, payment of the Contract Price shall be made by installments from or on behalf of the Owner to the Builder as follows:-

     8.3.1 Twenty percent (20%) of the Contract Price on signature of this Contract within seven (7) days of Owner's receipt of Builder's invoice;

     8.3.2 Twenty percent (20%) of the Contract Price at the start of preparation, intended to be the continuous cutting of steel but not before March
               2, 1998;

     8.3.3 Twenty percent (20%) of the Contract Price on keel laying of a minimum of five hundred (500) tons of steel, but not before September 1, 1998;

     8.3.4 Twenty percent (20%) of the Contract Price at floatation of the Vessel in a condition where it can be floated without requiring new docking, but not before April 15, 1999; and

     8.3.5 Twenty percent (20%) of the Contract Price, plus or minus any increases or decreases occasioned in accordance with the provisions of this Contract or any Amendment thereof which have not previously been accounted for by adjustment of this or any earlier installments, at Delivery of the Vessel, estimated to be October 10, 1999.

  8.4 The Builder shall by not less than seven (7) days advance
Notice in writing advise the Owner of the date upon which any of the installments referred to in Clauses 8.3.2 to 8.3.5 hereof shall become payable.

 8.5 Payment of each of the installments at 8.3.2 to 8.3.4 above shall be subject to the receipt by the Owner of

     (i)  a Stage Certificate (in the form set out in the First
          Schedule hereto) signed by the Builder and countersigned by the Owner and

     (ii) following such counter-signature, the Builder's invoice in the amount of the relevant installment.

  8.6 Notwithstanding Clause 8.1, if the aggregate of any increases in the Contract Price for the Vessel resulting from the operation of Clause 6 or any Amendment to this Contract amounts to an increase of more than two percent (2%) in the Contract Price at any time during the construction of the Vessel (such increase over and above two (2%) percent being called the "Excess"), the following shall apply:

     (i) if there shall be an Excess on or before payment of the installment referred to in Clause 8.3.2, forty (40%) per cent of the Excess shall be paid together with such installment and sixty (60%) per cent shall be paid in equal proportions with the installments referred to in Clauses 8.3.3. to 8.3.5;

     (ii) if there shall be an Excess after payment of the installment referred to in Clause 8.3.2, but on or before payment of the installment referred to in Clause 8.3.3, sixty (60%) per cent of the Excess shall be paid together with such installment and forty (40%) per cent shall be paid in equal proportions with the installments referred to in Clauses 8.3.4. to 8.3.5;

     (iii)if there shall be an Excess after payment of the installment referred to in Clause 8.3.3, but on or before payment of the installment referred to in Clause 8.3.4, eighty (80%) per cent of the Excess shall be paid together with such installment and twenty (20%) per cent shall be paid with the installment referred to in Clause 8.3.5;

For the avoidance of doubt, any Excess occurring following the payment of the installment referred to in Clause 8.3.4 and/or any increases that, in aggregate, do not exceed two per cent (2%) shall be paid together with the installment referred to in Clause 8.3.5.

  8.7 The amount of each of the installments referred to in Clause
8.3 hereof shall be paid in US Dollars free of bank charges together with any VAT and other tax or duty then payable by the Owner direct to the Builder's Account No: by banker's draft or telegraphic transfer within seven (7) days following receipt by Owner of the Builder's invoice in accordance with Clause 8.5, and, if not so paid shall (without prejudice to any other rights of the Builder in respect of non payment) bear interest from the due date until payment at the rate of two percent (2%) over one month LIBOR from time to time for the particular currency.

  8.8 Any amounts for bonuses or liquidated damages under Clause
12 shall be calculated and determined on or before Delivery of the Vessel and shall be payable on the Delivery Date, and Owner shall be entitled to net-off such amount(s) against the installment referred to in Clause 8.3.5 above.

  8.9 If the Owner fails to take delivery upon a Valid Tender of Delivery by the Builder, the Owner shall nevertheless make full and final payment on the date of such valid tender of Delivery and shall thereafter reimburse the Builder for all costs and expenses which the Builder reasonably incurs by reason of the Owner's failure to take Delivery.

 8.10 Other sums due to Builder by Owner hereunder this Contract, except those payable for bonus or by Amendment, shall be the subject of Builder's Quarterly Invoices. For each quarter ending after the date of the signing of this Contract Builder, shall prepare and submit to Owner an invoice covering sums for and including, but not limited to, additional services which are requested by Owner, but are not provided for in any Project Change Order, and facilities usage for Owner's Subcontractors and Owner's Suppliers provided for in Clause 5.16, above. Upon its receipt of Builder's Quarterly Invoices, Owner shall pay the undisputed portion within thirty (30) days. Undisputed amounts of Builder's Quarterly Invoices beyond the thirty (30) day period shall bear interest at the rate of two per cent (2%) over one-month LIBOR from time to time for the particular currency.


CLAUSE 9 - PROPERTY AND JURISDICTION

  9.1 Upon payment of the sum due under Clause 8.3.1 the Vessel, as it is constructed, and all machinery, equipment and materials whether wholly or partially finished or unfinished from time to time appropriated or intended for it in the Builder's Yard or elsewhere shall become and remain the absolute property of the Owner (but at the risk of the Builder) notwithstanding that any such machinery, equipment and materials shall subsequently be worked upon by the Builder or its Subcontractors or otherwise processed or incorporated into the Vessel and shall not be within the ownership or disposition of the Builder, but the Builder shall at all times have a lien thereon for any part of the Contract Price which is unpaid and for any sums due from time to time in accordance with this Contract provided that such lien shall not continue or be enforceable by or on behalf of the Builder in any of the circumstances described in Clauses 15.1 or 15.2.

  9.2 Immediately upon machinery, equipment or material becoming the property of the Owner under the provisions of Clause 9.1 the Builder shall place or cause to be placed thereon the yard number of the Vessel and shall place such number at the bow of the Vessel and shall take all reasonable steps to cause all machinery, equipment and materials for the Vessel to be numbered as aforesaid by itself or its Subcontractors.

  9.3 Any items, other than Owner Furnished Equipment (which shall be and remain the property of the Owner), not used in the construction of the Vessel shall after Delivery revert to and become the property of the Builder.

  9.4 Without prejudice to the rights of Owner as provided in Clause 15, any engines, boilers, machinery or materials which are part of the Vessel or which are appropriated thereto shall not after delivery to the premises of the Builder be removed outside the Builder's Yard except for the purposes of effecting repairs thereto or obtaining replacements therefor.

  9.5 Without prejudice to the rights of Owner as provided in Clause 15, the Vessel shall not be assembled or floated other than at the Builder's Yard without the prior approval of the Owner.


CLAUSE 10 - INSURANCE

 10.1 Owner and Builder respectively shall each effect the insurances listed at the Sixteenth Schedule hereto, on the terms and conditions therein set out and shall, within fourteen (14) days of signature of this Contract supply each other with copies of all such insurances effected.

 10.2 Owner's Builder's risk insurance referred to in Schedule 16 contains a deductible of United States Dollars two hundred thousand (US$ 200,000). Builder shall therefore, in addition to the insurances listed at Schedule 16, procure insurance from the date of signature of this Contract in the joint names of Owner and Builder, in the amount of United States Dollars two hundred thousand (US$200,000) in respect of each and every claim, with a deductible of United States Dollars fifty thousand (US$50,000).

 10.3 In the event that the Vessel should suffer partial damage between the date of signature of this Contract and the Delivery Date, Owner shall be liable to pay to Builder the first United States Dollars fifty thousand (US$50,000) payable under each and every claim if the event which has given rise to the claim occurs as a result of the sole fault of Owner.

 10.4 In the event of an actual, constructive, compromised or arranged total loss of the Vessel prior to the Delivery of the Vessel, either the Owner or the Builder shall be entitled to terminate this Contract by serving upon the Builder or the Owner as the case may be, written Notice of termination, such Notice to be dispatched within thirty days of the date upon which the insurers accept that the Vessel has become an actual, constructive, compromised or arranged total loss.

 10.5 In the event of any loss or damage being sustained by the Vessel prior to Delivery which does not constitute an actual, constructive, compromised or arranged total loss the Builder shall repair and make good that loss or damage (hereinafter referred to as a "partial loss") to the approval of the Classification Society and reasonable approval of the Owner so that the Vessel in all respects meets the requirements of this Contract at the Specifications.

 10.6 The proceeds of any claim shall be dealt with as follows:-

 10.6.1 in the case of a partial loss, when the insurers are satisfied that the Builder has made good the loss or damage the occurrence of which had given rise to the claim or when the insurers are satisfied that the Builder has made sufficient progress in repairing or making good the loss or damage the occurrence of which had given rise to the claim, then the insurers shall pay to the Builder the whole proceeds where the repairs are complete or such part of the proceeds as the insurers may decide as a payment on account of the partial repair.

 10.6.2 in the event of an actual, constructive, compromised or arranged total loss, if refund has not been made pursuant to Clause 15, any amounts received and retained by the Owner out of the insurance proceeds shall be set off against any liability of Builder to Owner pursuant to Clause 15 hereof, and, to the extent such refund has been made, any proceeds shall be paid to Builder.


CLAUSE 11 - TRIALS AND PERFORMANCE


 11.1 Prior to the Vessel's delivery to, and acceptance by the Owner, the Vessel shall undergo sea trials during a single trip, at a place appointed by the Builder and in accordance with the provisions of Specifications. The Vessel shall also undergo dock trials in accordance with the provisions of the Specifications.

 11.2 The Owner shall receive from the Builder at least thirty
(30) days provisional Notice and seven (7) days definite Notice of the time and place of the sea trials of the Vessel.

 11.3 The Authorized Representatives of the Owner who will attend and witness the performance of the Vessel during such sea trials shall be present on the date specified in such notice. Failure of the Owner or any of the Authorized Representatives to be present after due notice of not less than seven (7) days shall render the Owner liable for the costs of the abortive sea trial arrangements and shall constitute a Permissible Delay extending the Contract Delivery Date of the Vessel by the period of delay caused by such failure to be present which extension shall be effected by a Project Change Order in accordance with Clause 6.

 11.4 In the event of the weather on the date specified for the sea trials being in the reasonable opinion of either party unfavorable, then the same shall take place on the first available day thereafter that weather conditions permit. If during the sea trials such changes in weather shall occur as would, in the opinion of either party , have precluded any commencement of the sea trials had the change in weather occurred before the sea trials had started then, in such event, either party shall have the option to discontinue the sea trials and require that the date for the sea trials be postponed until the first favorable day next following unless the Owner shall agree to accept the Vessel on the basis of the sea trials made prior to such sudden change in weather condition. Any delay in sea trials caused by adverse weather conditions shall be a Force Majeure delay within the terms of Clause 13.

 11.5 Prior to dock and sea trials the Owner shall select the fuel oil and main engine lubricating oils in compliance with the Specifications and machinery manufacturer's recommendations, whereupon the Builder shall provide the Vessel with the required quantity of fuel oil, lubricating oils, grease and other stores necessary for the conduct of such dock and sea trials. Upon Delivery of the Vessel, the Owner shall pay to the Builder a sum equal to the cost of fuel oil and such lubricating oils, greases and other stores used during such trials and any such fuel oil, lubricating oils, greases and other stores on board the Vessel at Delivery.

 11.6 If the Vessel fails any of the dock or sea trials for which the Builder is responsible, the Builder shall rectify any defects in respect of the Works which caused such failure and shall conduct additional trials until the Vessel meets or exceeds the applicable testing criteria.

 11.7 No later than two (2) weeks prior to the anticipated
Delivery Date the Owner and the Builder shall prepare a final punch list of defects. If such list cannot be agreed, any dispute shall be resolved in accordance with Clauses 6.9 and 6.10 or, if not so resolved, may be referred to arbitration in accordance with Clause 20.

This sub-clause is without prejudice to Builder's obligation to deliver the Vessel in accordance with the Contract and the Specifications.

CLAUSE 12 - DELIVERY

 12.1 The Vessel shall be delivered to the Owner by the Builder at the Builder's Yard on or before the Contract Delivery Date.

 12.2 Provided that:

     (i) the Vessel is in compliance with the requirements of the Contract and the Specifications; and

     (ii) all the Certificates referred to below are tendered


then Delivery of the Vessel shall be forthwith effected by the concurrent signature by the Owner and the Builder of a Certificate of Delivery acknowledging delivery of the Vessel by the Builder and acceptance thereof by the Owner.

Upon Delivery of the Vessel the Builder shall hand to the Owner, the Builder's Certificate, the Certificate of the Classification Society, all other Certificates required to enable the Owner to operate the Vessel and all other certificates, provisional certificates and protocols. If the Builder is unable to provide a final Classification Society Certificate at Delivery he shall be entitled to provide an interim certificate, provided that the Builder shall furnish Owner with the final certificate as promptly as possible thereafter.

If the relevant certificates, provisional certificates and/or protocols are not available due to delay in the provision by Owner, Owner Subcontractors or Owner Suppliers of the operations manuals including stability book, necessary to obtain the same, provided such delay was not occasioned by failure of Builder or its Subcontractors or Suppliers, to provide Owner, in a timely manner, with the necessary information and data to compile such operations manuals, Builder shall nevertheless be deemed, provided it has complied in all other respects with this Clause 12.2, to have achieved a Valid Tender of Delivery

 12.3 The Owner shall take possession of the Vessel immediately upon Delivery and, except as otherwise mutually agreed in writing in advance, remove the Vessel within seven (7) days of Delivery from the Builder's Yard. If Owner fails to remove the Vessel within seven (7) days, Owner shall reimburse Builder for any actual and direct costs incurred by Builder as a result of such failure to remove after seven (7) days.

 12.4 Upon Delivery of the Vessel, the following shall occur:

      12.4. 1If Delivery occurs on or before fifteen (15) days prior to the Contract Delivery Date, Owner shall pay to Builder the sum of United States Dollars Three Million (USD
     $3,000,000) as a bonus for early delivery;

      12.4.2 If Delivery occurs between the period of fourteen
     (14) days prior to Contract Delivery Date and fifteen (15) days after Contract Delivery Date, the bonus referred to in
     Section 12.5.1, above, shall be reduced by the sum of United States Dollars One Hundred Thousand (USD $100,000) per day such that no bonus may be earned by the Builder after the expiry of such thirty (30) days.

      12.4.3 There shall be a grace period of fifteen (15) days from the sixteenth (16th) through the thirtieth (30th) day after the Contract Delivery Date where no bonus may be earned by the Builder and no liquidated damages shall become due and payable to the Owner.

      12.4.4 If Delivery occurs on or after the thirty-first day after the Contract Delivery Date, Builder shall pay to the Owner as liquidated damages, but not as a penalty, the sum of United States Dollars Fifty Thousand (USD $50,000) per day for a period not to exceed thirty (30) days.

      12.4.5 If Delivery occurs on or after the sixty-first
     (61st) day after the Contract Delivery Date, Builder shall pay to Owner as liquidated damages, but not as a penalty, the sum of United States Dollars One Hundred Thousand (USD $100,000) per day for a period not to exceed thirty (30) days.

      12.4.6 If Delivery has not occurred within the period of ninety (90) days after the Contract Delivery Date, no further or other liquidated damages shall be payable by Builder and Builder's liability to pay liquidated damages under this Clause 12.5 shall be limited to the aggregate amount of United States Dollars, Four Million Five Hundred Thousand (USD $4,500,000), payable under clauses 12.4.4 and
     12.4.5 the liquidated damages payable thereunder being, for the avoidance of doubt, cumulative. In this event, Owner shall be entitled to exercise the rights and remedies available to it under Clause 15.

 12.5 If any items on the Vessel are incomplete when the Vessel is otherwise ready for Delivery and the Owner and the Builder agree that such items:

     (i)  do not materially affect the operation of the Vessel;
          and

     (ii) are not likely to cause damage or deterioration; and

     (iii)do not constitute such a number that whilst not individually giving rise to such material effect, nor likely to cause damage or deterioration, are in aggregate material to the condition of the Vessel, then the Owner will take Delivery of the Vessel. Owner shall in any event have such items completed in a manner to be mutually agreed upon between the Builder and the Owner. Dispatch to the Vessel by sea freight, or if practicable by air freight in the case of emergency, of items completed and/or received at the Builder's Yard subsequent to departure of the Vessel therefrom shall be at the expense of the Builder excepting items of Owner Furnished Equipment the cost of dispatch of which shall be at the expense of the Owner.

CLAUSE 13 -  FORCE MAJEURE

 13.1 A Force Majeure occurrence shall mean any of the following occurrences beyond the control and without the fault or negligence of the party affected and which by the exercise of reasonable diligence the said party is unable to prevent or provide against and which delays the construction of the Vessel:

      13.1.1 Act of God, fire, inclement weather of abnormal severity and/or duration;

      13.1.2 war (whether declared or not), riots, insurrections or malicious damage;

      13.1.3 damage to Vessel which constitutes a partial loss and is repaired from the proceeds of insurance under the provisions of Clauses 10.5 and 10.6.1;

      13.1.4 requisition order, control, direction, intervention or requirement by or of any Government or body acting under the authority of any Government;

      13.1.5 cessation, curtailment or interruption of fuel, power, gas, water or any other essential services; and

      13.1.6 except where due to the fault or negligence of the Builder or its Subcontractors or Suppliers, any delay in or short delivery of, or defects in materials machinery services or equipment for the Vessel (provided that the Builder demonstrates that they are critical to construction of the Vessel at the time of delay and that they were ordered in due time);

PROVIDED HOWEVER THAT the Builder shall not be entitled to rely upon any of the causes of delay listed in Clause 13.1 unless the Builder has taken all reasonable steps to mitigate their effect upon the construction of the Vessel.

 13.2 The Builder shall, within two (2) days of becoming aware that the occurrence of any event of the nature specified above is likely to cause delay, Notify the Owner in writing thereof. The Builder shall also advise the Owner in writing after any such occurrence of which Notice was given in accordance with the provisions of this Clause ceases within two (2) days of such cessation and shall then provide the Owner with the Builder's best estimate of the likely period of delay resulting therefrom. Failure of the Builder to provide due Notice as provided for in this Contract shall be deemed a waiver of Builder's right to claim Force Majeure.

 13.3 A delay to the Contract Delivery Date caused by Force Majeure shall constitute Permissible Delay and issues as to (i) whether an event constitutes Force Majeure and (ii) the extent of any delay due to Force Majeure, shall be documented, agreed and/or resolved in accordance with Clause 6. The revised Contract Delivery Date resulting from Permissible Delays due to Force Majeure causes shall be established by extending the Contract Delivery Date by one day for each day of Force Majeure calculated after making full provision for concurrent delays and mitigation by the Builder.

 13.4 In the event of a period of Force Majeure lasting more than forty-five (45) consecutive days, or period or periods thereof of more than sixty (60) days in the aggregate, the Owner shall be entitled to exercise the rights afforded to it under Clause 15.2.


CLAUSE 14 - DEFAULT OF THE OWNER

 14.1 The Owner shall be in default and this Contract may be cancelled by the Builder by Notice in writing to the Owner if:

     14.1.1 the Owner fails to pay any installment of the Contract Price within seven (7) days of its becoming due and payable in accordance with Clause
               8; or

     14.1.2 the Owner without due cause fails to pay all sums due on delivery within three days of a Valid
               Tender of Delivery.

Notice of cancellation by the Builder under this Clause shall be given by facsimile and confirmed in writing and shall (unless the Owner shall have then remedied the default) be effective fourteen (14) days after receipt thereof by the Owner whereupon the Builder shall be entitled to exercise the rights provided for in Clauses 14.2 and 14.3 and in which event title to the Vessel shall forthwith revest in the Builder, provided that the Builder shall not be entitled to exercise such rights in respect of any amount in dispute, where that dispute has been referred to the Senior Representative of the Classification Society, to the Appeals Board, or to arbitration or Court proceedings.

 14.2 The Builder shall be entitled to cancel this Contract forthwith by notice given by facsimile and confirmed in writing upon an order being made or an effective resolution being passed for the winding up of the Owner (otherwise than a members voluntary winding up for the purpose of amalgamation or reconstruction) or a receiver or administrator being appointed of the whole or any part of the undertaking of the Owner.


 14.3 If the Builder shall cancel this Contract under Clause 14.1 or 14.2 the Builder shall be entitled (in addition to interest as provided in Clause 8.7) to the proved loss resulting from the Owner's default. The Builder shall sell the Vessel by public auction or tender or private sale at its discretion and shall apply the proceeds of sale (after deducting the expenses of sale including the cost of completing the Vessel for sale) together with any installments of the Contract Price paid under Clause 8 as follows:

     14.3.1    in satisfaction of the balance due to the Builder
                under this Contract.

      14.3.2the balance, if any, shall belong to the Owner.

 14.4 If the proceeds of the sale of the Vessel when added to the installments received prior to cancellation are less than the aggregate of the Contract Price and the expenses of resale, the deficiency shall be paid by Owner to Builder and if not so paid shall be recoverable by action against Owner.

 14.5 However, notwithstanding any of the foregoing, the Builder shall not be entitled to exercise its rights under this Clause if the Owner has already commenced the exercise of its rights pursuant to Clause 15.


CLAUSE 15 - DEFAULT OF THE BUILDER

 15.1 Upon the occurrence of any of the following events the Builder shall be in default:

     15.1.1 the Vessel becomes a total loss in accordance with Clause 10.4; or

     15.1.2    the Vessel is requisitioned by the British
               Government; or

     15.1.3 the Builder without just cause refuses to proceed with the construction of the Vessel; or

     15.1.4 an order is made or an effective resolution is passed for the winding up of the Builder (otherwise than a members' voluntary winding up for the purpose of amalgamation or reconstruction) or a receiver or administrator is appointed of the whole or any part of the undertaking of the Builder; or

     15.1.5 If at any time during this Contract, following receipt of request to do so from Owner, the Builder, utilising the Primavera level 3 critical path project schedule, is unable to demonstrate to the Owner's satisfaction that it has sufficient additional capacity, including sub-contracted labor, and/or materials, and/or has developed a recovery plan that would enable him to deliver the Vessel within ninety (90) days following the Contract Delivery Date and that the Builder is implementing such plan and/or utilizing such additional capacity and exercising all necessary due diligence to achieve Delivery within such period.

 15.2 In circumstances of Builder's default as described in Clause
15.1 or in the circumstances set out in Clauses 12.4.6 or 13.4, the Owner, without prejudice to its rights under the Parent
Company Guarantee, shall be entitled by Notice to the Builder
EITHER:


     (i) to cancel this Contract in which event Builder shall forthwith refund to the Owner (a) the aggregate amount of all sums paid pursuant to Clause 8, (b) any amount reasonably and properly paid by Owner to any Owner Subcontractors and (c) any and all amounts reasonably and properly paid by Owner for Owner Furnished Equipment which has been incorporated in the Vessel, all together with interest thereon at the rate of two (2%) percent over one-month LIBOR from time to time for the particular currency, calculated in each case from the date of payment by Owner to the date such refund is made.

          However, the proceeds of any insurance claim previously received by Owner shall be deducted from the amount to be refunded under this sub-clause (i). Upon such refund as aforesaid being made in full, all the obligations, duties and liabilities of each of the parties hereto to the other under this Contract shall forthwith be completely discharged and title to the Vessel shall be vested in Builder; OR

     (ii) to take possession of the Vessel in its unfinished state and complete the Vessel in accordance with this Contract and the Specifications either at the Builder's Yard or elsewhere, at Owner's sole option. In the event that Owner decides to complete the Vessel at Builder's Yard, Owner and its agents or Owner Subcontractors shall be entitled to use Builder's Yard, buildings, plant, machinery, tools and implements and all materials appropriated to or ordered for the Vessel and shall not be liable for breakage or damage thereto. In this case, in the event that the cost of completing the Vessel is more than the amount of the outstanding installments, Builder shall pay to Owner on demand an amount equal to the amount of such excess from the time of demand with interest thereon at two (2) % per cent over one month LIBOR from time to time for the particular currency calculated from the date of demand until the date of refund.

 15.3 In the circumstances set out in Clause 15.2:

     (i) Owner shall be entitled, in the event that it elects to cancel this Contract pursuant to Clause 15.2(i) above, and no refund is made in full by Builder within five
          (5) days of receipt of Notice of such cancellation, to make demand under the Letter of Credit and/or the Parent Company Guarantee, in Owner's sole option; and

     (ii) Owner shall be entitled, in the event that it elects to take possession pursuant to Clause 15.2(ii), then or at any time thereafter to make demand under the Letter of Credit for the full amount thereof and to utilise the same for the purposes of completing the Vessel (in accordance with the terms of this Contract and the Specifications) and shall account to Builder for any unutilised amounts following such completion, and/or to make demand under the Parent Company Guarantee and to utilise all sums from time to time received thereunder for the purposes of completing the Vessel (in accordance with the terms of this Contract and the Specifications).

 15.4 Subject always to the provisions of Clause 15.2(ii), 15.3 and 15.5, in the event of the cancellation, rescission or termination of this Contract by the Owner, the property in the Vessel and all its materials, machinery and equipment shall, following receipt by the Owner of the full amount of all installments paid up to the date of such cancellation, rescission or termination of the Contract and all other amounts payable by the Builder to the Owner hereunder, be transferred to and vest in the Builder.

 15.5 In the event that the Owner elects to take possession of the Vessel pursuant to Clause 15.2(ii), the Builder shall assign (or procure the assignment of) the Subcontracts, Supplier contracts and/or any rights arising thereunder to the Owner and shall do and execute such assurances, acts and documentation required or desirable for vesting the Subcontracts and/or any rights arising thereunder in the Owner.

 15.6 All items of Owner's Furnished Equipment not incorporated in the Vessel shall be made available to Owner.

 15.7 In the event that Owner elects to take possession of the Vessel pursuant to Clause 15.2(ii), any sums due from Builder to Owner by way of liquidated damages already incurred at the date of Notice shall be set off against any remaining installments due from Owner to Builder.

 15.8 Notice of cancellation by the Owner under Clause 15.2 as a result of Builder's default with 15.1.2, 15.1.3, or 15.1.5 shall be given by facsimile confirmed in writing and shall be effective fourteen (14) days after receipt by the Builder unless the Builder shall have demonstrated that it can speedily remedy the default, and is exercising the necessary due diligence to do so. Any other Notice of cancellation under 15.2 shall be effective forthwith upon service.

15.9 TERMINATION BY OWNER WITHOUT CAUSE. Notwithstanding any other provision herein contained Owner may, at its sole discretion and without cause, terminate the Contract at any time by giving written notice to Builder.

     15.9.1 If Owner should elect to terminate the Contract pursuant to Clause 15.9:

     15.9.1.1 Builder, unless the notice directs otherwise, shall cease performance of the work and shall perform only such work as is necessary in order to preserve and protect the permanent works, and shall, if at Builder's Yard, store the same at Owner's risk and expense, until such time as it is removed from Builder's Yard.

     15.9.1.2 The Builder shall deliver and transfer to the Owner in accordance with the Owner's instructions all materials, supplies and other items for which Builder is entitled to receive reimbursement according to the Contract, together with all plans, drawings, specifications and other documents which Owner is entitled to according to the Contract.

     15.9.1.3 Builder, shall, if requested by Owner, undertake all reasonable endeavours to cancel any or all of its outstanding orders or Subcontracts upon such terms as may be approved by the Owner. When such terms are not approved, or if Owner shall so request, Builder shall assign such orders or Subcontracts to Owner and take such actions as may be necessary in order to secure for Owner the rights of Builder therein.

     15.9.2 In the event of termination by Owner in accordance with this Clause 15.9, Owner shall pay to Builder the following amounts in full and final settlement of all amounts due under or in any way arising from the amounts due under or in any way arising from the Contract, less all amounts previously paid:

     15.9.2.1 an amount, by way of termination fee, which is six percent (6%) of the amounts in Clauses 15.9.2.2 and 15.9.2.3, respectively and below, but is not less than United States Dollars Five Million (US $5,000,000);

     15.9.2.2 an amount for the cost and expenses incurred by the Builder for materials and equipment being in conformity with the Contract and which are ordered for incorporation into the Work, together with all direct costs for work performed up to the date of the notice of termination hereunder, inclusive of overhead recovery;

     15.9.2.3 an amount for all other documented costs which the Builder is legally obliged to pay Subcontractors or Suppliers, or in respect of liabilities or costs which Builder has undertaken in good faith in connection with the work; and

     15.9.2.4 an amount for all costs, charges and expenses directly attributable to the orderly close out of the performance of the Work, such as the cost incurred for personnel in order to satisfy the requirements of law and labour agreements.

     15.9.3 The Owner shall, within fourteen (14) days of notice of termination, at its cost and expense, remove the permanent works or any part thereof from the Builder's Yard, but in no case any longer than thirty (30) days. If any of Owner's property remains in Builder's Yard longer than thirty (30) days from the notice of termination under this Clause 15.9, and Owner and Builder are unable to mutually agree on the disposition of Owner's property, then Builder may remove, at Owner's expense, all remaining Owner's property which obstructs Builder's activities within Builder's Yard.

CLAUSE 16 - GUARANTEE

 16.1 The Builder, for the whole of the Guarantee Period, guarantees the Works against all defects which are due to defective design (to the extent that Builder has responsibility for such design pursuant to Clause 3), defective material, poor workmanship and/or the Works not having been performed in accordance with this Contract. The Guarantee Period shall be for a period of twelve (12) months from Delivery of the Vessel provided always that, in respect of any repairs or replacements or such additional works as are referred to in Clause 16.6, the Guarantee Period shall be twelve (12) months after completion of such repairs, replacements and additional works. The Guarantee Period shall not in any event exceed twenty four (24) months in total from Delivery.

 16.2 The Owner shall give Notice to the Builder confirmed in writing within fourteen (14) days after discovery of any defect by any supervisory personnel on board the Vessel for which a claim is made under this Clause 16. The Owner's written Notice shall include full details as to the nature of the defect and the extent of the damage caused thereby. The Builder shall be freed from all liability under this Clause 16 for any defects discovered prior to the expiry of the Guarantee Period, unless Notice thereof is given by the Owner not later than fourteen (14) days after the expiry of the Guarantee Period. The Builder shall have no liability in respect of defects discovered after the expiry of the Guarantee Period.

 16.3 Without prejudice to Clause 16.6, upon receipt of Notice under Clause 16.2 the Builder shall be entitled to arrange for inspection of the Vessel on its own behalf. The Owner shall make available to the representatives of the Builder at such inspection the Vessel's logbooks and any other relevant documents and information and shall supply such certified copies of such log books, documents and information as may reasonably be requested by the Builder.

 16.4 If Builder needs to travel to the Vessel in connection with Clause 16, Owner shall provide transportation between shore base and Vessel for Builder's personnel and equipment, to the extent that Owner is able to obtain same without cost to Owner.

 16.5 The Builder shall have no liability for errors, omissions or defects in the Works arising from inaccuracy of data provided by the Owner, or from a third party acting on behalf of the Owner for the purposes of the Works, unless the Builder shall have failed to use all reasonable endeavours to discover detectable inaccuracies of said data.

 16.6 The Builder shall remedy at its own expense any defect arising during the Guarantee Period against which the Works are guaranteed under this Contract and which is Notified by Owner to Builder in accordance with Clause 16.2, by making all necessary repairs and replacements and by performing such additional works as may be required to remedy such defect (including without prejudice to the foregoing generality the provision of such personnel as the parties may agree). Further, if the Owner deems that it would be inconvenient to bring the Vessel back to the Builder's Yard, Owner shall have the right to complete repair work at other shipyards and Builder shall pay to Owner the actual cost to Owner of the repairs. Builder shall have the right to be consulted prior to the commencement of such repair work by another party, as to its extent and cost, provided that Owner shall be entitled following notification and consultation to effect such repairs by such other party whether or not the same are agreed by Builder. If the repairs are carried out by a third party, the Builder shall pay the cost of such repairs, but Builder shall not be liable for the efficacy of the same.

 16.7 The Builder shall obtain guarantees of not less than twelve (12) months from Delivery or such longer period as Builder is able to obtain at no extra cost from its Subcontractors or Suppliers.

 16.8 The Builder shall hold the benefit of all warranties, guarantees, liquidated damages clauses and other rights and remedies under contracts entered into with Subcontractors and Suppliers in trust for and in accordance with the Owner's instructions, and at the Owner's cost. At the end of the Guarantee Period the Builder shall assign to the Owner the benefit of any remaining Subcontractors' or Suppliers' guarantee(s), or warranties.

 16.9 The guarantees and remedies contained in this Clause 16 concerning the defects which are covered by this Clause 16 are the sole and exclusive guarantees and remedies in favor of the Owner concerning such matters. All guarantees and remedies concerning such matters which would otherwise be implied by law (whether under the Sale of Goods Act or otherwise) and all remedies in tort, (including but not limited to negligence), are expressly excluded. For the avoidance of doubt, this Clause has no application to warranties concerning title or intellectual property rights.

16.10 The Builder warrants that the Works will be delivered to the Owner free and clear of any liens, charges, claims, mortgages, or other encumbrances of whatever nature upon the Owner's title thereto, and in particular, that the Works will be absolutely free of all burdens in the nature of imposts, taxes or charges and the Builder shall indemnify the Owner in respect of any liability arising as a consequence of the Builder's breach of this sub-clause.

16.11 The Builder's guarantee does not extend to loss or damage or expense to the extent arising from wear and tear, perils of the sea, accident, negligence or misuse on the part of the Owner or any third party.

16.12 The Builder has the right to appoint or nominate on Delivery of the Vessel upon terms and conditions to be agreed a competent guarantee engineer acceptable to the Owner to sail with the Vessel as guarantee engineer during the whole or any part of the Guarantee Period and, if the Owner has reason to be dissatisfied with the guarantee engineer so appointed, shall from time to time replace him by another competent guarantee engineer free of cost to the Owner. The wages and expenses and repatriation expenses of the guarantee engineer shall be paid by the Builder . The Owner and its employees shall give such guarantee engineer full co-operation in carrying out his duties as the Builder's representative on board the Vessel.

16.13 Notwithstanding the foregoing the Builder's Guarantee under this Clause 16 shall be limited to the terms of guarantees provided to the Builder by its Subcontractors or Suppliers in the case, where the Owner has specifically negotiated the sub-contract or purchase order in question or where the Owner has specifically requested a Subcontractor or Supplier not on the Subcontractor's List or the Maker's List.

CLAUSE 17 -  INDEMNITIES FOR INFORMATION SUPPLIED

 17.1 The Builder shall indemnify the Owner from and against all claims of third parties arising by reason of the use by Owner or Owner Subcontractor or Owner Supplier of any information supplied to Owner, Owner Subcontractors or Owner Suppliers by Builder in connection with the performance of the Works, and from all costs and expenses (including costs and expenses of litigation) incurred by Owner by reason of such claim, except for claims or liabilities arising in connection with any matter to which Clause
17.2 applies.

 17.2 The Owner shall indemnify the Builder from and against all claims of third parties arising by reason of the use by the Builder of the Specifications and of any document or information supplied to the Builder or its Subcontractors by the Owner, Owner Subcontractors or Owner Suppliers in connection with the design, construction and the building of the Vessel or the construction or installation of the machinery or equipment thereof or the provision of Owners Furnished Equipment and from all costs and expense (including costs and expenses of litigation) incurred by the Builder by reason of any such claim.

CLAUSE 18 - TAXES AND DUTIES, ETC

 18.1 The Builder shall bear any taxes and duties applicable to materials or equipment supplied by the Builder, its Subcontractors or Suppliers.

 18.2 The Owner shall bear any taxes and duties applicable to materials or equipment supplied by the Owner, Owner
Subcontractors and Suppliers.

 18.3 The Owner shall bear all other taxes, duties, commissions, fees and expenses incurred in connection with this Contract, including those incurred in arranging finance, mortgage facilities and registration formalities.

CLAUSE 19 - HEALTH AND SAFETY ENVIRONMENT AND EMPLOYMENT

 19.1 The Builder and Owner shall and shall cause their respective Subcontractors and Suppliers while at the Builders Yard to observe and comply with the Health and Safety provisions of Schedule Fourteen hereto.

 19.2 In all circumstances compliance with local legislative requirements and/or obligations shall take precedence over the requirements of Schedule Fourteen hereto.

 19.3 The Builder and Owner and their respective Subcontractors shall comply with all laws, rules and regulations of Government having jurisdiction over the area in which the Works are undertaken to the extent that they are now, or may become applicable to them during the performance of this Contract.

CLAUSE 20 - LAW AND ARBITRATION

 20.1 This Contract shall be governed by and construed in accordance with the Law of England.

 20.2 Any dispute or difference touching or concerning this Contract or arising thereof, other than disputes to be referred to an expert by the provisions of this Contract shall be referred to the arbitration in London (or such other place as may be agreed between the parties) of a single arbitrator to be appointed by agreement between the parties or, (failing agreement within 14 days after either party has given to the other a written request to concur in the appointment of a single arbitrator) of three arbitrators, one to be appointed by each party and an umpire chosen by the two arbitrators so appointed. Any such reference shall be a submission to arbitration in accordance with the Arbitration Act 1996 or any statutory variation, modification or re-enactment thereof for the time being in force.

CLAUSE 21 - ASSIGNMENT OF CONTRACT

Except by the Owner to the ultimate parent company of Owner or an associated company of the Owner, neither of the parties hereto shall be entitled to assign or transfer any of its rights or duties hereunder without prior Notice to, and the prior written consent of, the other who shall not unreasonably withhold such consent. PROVIDED THAT in the event of an assignment, except to the ultimate parent company of Owner, Owner shall remain responsible for and guarantee the performance and observance of the assigned obligations by any such associated company. For the purposes of this Clause associated "company" means and includes any holding company, whether direct or indirect, or any subsidiary, whether direct or indirect, of the Owner or of such holding company, "holding company" and "subsidiary" having the meanings assigned to these terms by Section 736 of the Companies Act 1985.Any assignment permitted under this Clause shall be at the cost of the Assignor.

CLAUSE 22 - NOTICES AND COMMUNICATIONS

 22.1 Any Notice or Notification to be given hereunder to the Owner shall be delivered to the Owner's Project Manager on site at the Builder's Yard and :

     Global Marine International Services Corporation c/o
     McKinney, Bancroft & Hughes
     Mareva House, 4 George Street
     P.O. Box N. 3937
     Nassau, Bahamas

      Attention:President

With copies to:

     Global Marine International Services Corporation c/o
      Global Marine UK Limited
     Standbrook House, 2/5 Old Bond Street
     London, England W1X 4QH


     Attention:F. L. Matthews, Vice President

and

     Global Marine Drilling Company
     777 N. Eldridge Parkway
     Houston, Texas  77079

     Attention:John A. Thorson, Manager Construction and
     Marine Projects Facsimile Number:
     281-596-5179

or such other person, address or facsimile number as the Owner may from time to time by notice in writing to the Builder designate for that purposes.

 22.2 Any notice to be given hereunder to the Builder shall be addressed to,

     The Project Manager
     Ship No: 1739
     Harland and Wolff Shipbuilding and Heavy Industries Limited
     Queen's Island
     BELFAST
     BT3 9DU
     Northern Ireland

      Facsimile:01232-458515

or such other person, address or facsimile number as the Builder may from time to time by notice in writing to the Owner designate for that purpose.

 22.3 Any Notice or other document to be given or served hereunder may be delivered by hand or sent by facsimile or posted by first-class mail (for inland mail) or airmail (for overseas mail) prepaid post, addressed to the address or facsimile number of the respective party as given in Clause 22.1 and 22.2. Any such Notices or documents sent by post in the manner specified above shall be deemed served two (for inland mail) or seven (for
overseas mail) business days after posting.    Where a Notice or
document is transmitted by facsimile the document shall be deemed served when transmitted by the sending party.

CLAUSE 23 - WAIVER

Any waiver by or neglect or forbearance by either party to require or enforce any of the provisions of this Contract at any time given by either party shall not prejudice or affect any right of that party afterwards, with regard to any other failure to comply with the provisions of this Contract whether or not of a similar nature, to act strictly in accordance with the provisions herein contained.

CLAUSE 24 - ENTIRE CONTRACT AND AMENDMENTS

This Contract constitutes the entire agreement of the Builder and the Owner in relation to the construction and purchase of the Vessel and neither any representation, warranty or statement made by or on behalf of the Builder or the Owner prior to the date hereof shall affect the terms of this Contract or the rights or duties of the Builder or the Owner hereunder nor shall any modification of the terms of this Contract be of any effect unless made in writing and signed by the Owner and the Builder or their respective Authorized Representatives or Project Managers (in case of Project Change Orders).

CLAUSE 25 - LIABILITY AND INDEMNIFICATION

 25.1 As used in Clauses 25 and 26 of this Contract:

  (a)"Owner Group" means the following persons and entities, individually and collectively:

     (i)  Owner, its Parent, subsidiary, affiliated, associated
          Companies;

     (ii) Owner Subcontractors and Owner Suppliers and other parties contracting with Owner (excepting Builder and Builder's Subcontractors);

     (iii)The respective Officers, Directors, Employees, Agents,
          Owners, Shareholders, Servants, Representatives and
          Insurers of each of the parties set forth in Clauses
          25.1 (a) (i) and 25.1 (a) (ii).

(b) "Builder Group" means the following persons and entities, individually and collectively:

     (i)  Builder, its Parent, Subsidiary, Affiliated, Associated
          Companies;

     (ii) Builder's Subcontractors, Suppliers and other parties contracting with Builder (excepting Owner); and

     (iii)The respective Officers, Directors, Employees, Agents,
          Owners, Shareholders, Servants, Representatives and
          Insurers of each of the parties set forth in Clauses
          25.1 (b) (i) and 25.1 (b) (ii).

 25.2 Builder shall at all times be responsible for and shall release, protect, indemnify, defend (including payment of reasonable attorney's fees and costs of litigation) and hold Owner Group harmless from and against any and all costs, losses, liabilities, claims, demands, causes of action, damages, penalties, judgments and awards of every kind and character, without limit and without regard to the cause or causes thereof or the negligence or fault of any party or parties (including without limitation the active, passive, concurrent or solely negligent acts or omissions of any member of Owner Group) arising in connection herewith:

(a) In favour of the officers, directors, employees, agents, servants, representatives or invitees of Builder Group on account of sickness, bodily injury or death; and/or

(b) On account of damage to or loss of Builder Group equipment or property; and/or

(c) From pollution or contamination occurring prior to Delivery (including without limitation the control and/or removal thereof) which originates from Builder's Yard or equipment, the equipment of Builder's Subcontractors or materials under the control of Builder's Subcontractors, including but not limited to fuels, lubricants, motor oils, pipe dope, paints, solvents, garbage or debris.

(d) From the storage, transportation and/or disposal of any and all waste generated during the performance of the Work by Builder or Builder Group.

 25.3 Owner shall at all times be responsible for and shall release, protect, indemnify, defend (including payment of reasonable attorney's fees and costs of litigation) and hold Builder Group harmless from and against any and all costs, losses, liabilities, claims, demands, causes of action, damages, judgments and of every kind and character, without limit and without regard to the cause or causes thereof or the negligence or fault of any party or parties (including without limitation the active, passive, concurrent or solely negligent acts or omissions of any member of Builder Group) arising in connection herewith:

(a) In favor of the officers, directors, employees, agents, servants, representatives or invitees of Owner Group on account of sickness, bodily injury or death; and/or

(b) On account of damage to or loss of the equipment and/or property of Owner Group, save for the Vessel and OFE in relation to which the other provisions of this Contract shall apply; and/or

(c) From pollution or contamination arising from the Vessel following Delivery.

 25.4 Notwithstanding anything to the contrary, expressed or implied, in this Contract, inclusive of any amendments or Project Change Orders, in tort or otherwise at law, neither party shall be liable to the other for special, indirect, or consequential damages including, without limitation, loss of profits or business interruptions resulting from or arising out of this Contract or the performance of any work or services, however same may be caused including the negligence or fault of any party or parties and whether or not within the contemplation of the parties before, after or on the date of signature of this Contract.

 25.5 Except as otherwise expressly limited in this Contract, it is the express intention of the parties hereto that all indemnity obligations and/or liabilities assumed by the parties under articles 25.2, 25.3 and 25.4 shall be without limit and without regard to the cause or causes thereof, including, but not limited to, preexisting conditions, whether such conditions be patent or latent; the unseaworthiness of any vessel or vessels, whether or not the preexisting breach of representation or warranty (express or implied); strict liability and/or ruin or defective premises, equipment, facilities, or appurtenances of any party under any code law or other type of strict liability, whether or not preexisting, and/or is latent, patent or otherwise; breach of contract; tort, breach of duty (statutory, contractual, common law or otherwise) or the negligence or fault of any party or parties, including, but not limited to, that of the indemnified parties, whether such be sole, joint or concurrent, active or passive; or any other theory of legal liability.

 25.6 It is the express intention of the parties hereto that the provisions of this Contract shall exclusively govern the allocation of risks and liabilities of said parties, it being acknowledged that the agreement reflected herein has been based upon such express understanding.

 25.7 All persons or entities who are or who may become a person or entity designated in Clause 25.1 (a) and (b), other than Owner and Builder, shall be deemed to be third party beneficiaries of this Contract for the purposes solely of enforcing an indemnity expressed to be for their benefit.

 25.8 The indemnifications set forth in this Contract shall apply to all types of liabilities specifically covered by the indemnifications whether such liabilities are incurred directly by the indemnitees or indirectly through the operation of an indemnification agreement with another party provided that the liability for which such indemnification is sought, arose from or occurred as the result of or incidental to the performance of the parties' obligations hereunder.

CLAUSE 26 - BENEFIT OF INDEMNITIES

 26.1 The indemnities given by Builder to Owner or Owner Group under Clause 25 are hereby agreed to be extended to and for the benefit of Owner Group as defined in Clause 25.1(a).

 26.2 The indemnities given by Owner to Builder or Builder Group under Clause 25 are hereby agreed to be extended to and for the benefit of Builder Group as defined in Clause 25.1(b).

 26.3 Owner hereby agrees to the appointment of Builder as its agent and trustee solely for the giving and receiving of the indemnities specified in Clause 25.3, which agency is solely for the purpose of permitting the indemnified party to make its claim against the indemnifying party and all duties, liabilities and obligations which would otherwise be imposed on or incurred by Owner by virtue of the agency are expressly excluded.

26.4 Builder hereby agrees to the appointment of Owner as its agent and trustee solely for the giving and receiving of the indemnities specified in Clause 25.2, which agency is solely for the purpose of permitting the indemnified party to make its claim against the indemnifying party and all duties, liabilities and obligations which would otherwise be imposed on or incurred by Builder by virtue of the agency are expressly excluded.


IN WITNESS WHEREOF, this Contract has been executed by duly authorized representatives of the Parties hereto in duplicate originals effective as of the date and year first above written.


GLOBAL MARINE INTERNATIONAL SERVICES       HARLAND AND WOLFF SHIPBUILDING D
CORPORATION                                AND HEAVY INDUSTRIES LIMITED

By:    /s/John A. Thorson                  By:  /s/ Per M. Nielsen
       John A. Thorson                          Per M. Nielsen
       Attorney-in-Fact                         Chief Executive Officer